                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                ADOBE SYSTEMS INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                           ADOBE SYSTEMS INCORPORATED
                              1585 Charleston Road
                                 P.O. Box 7900
                      Mountain View, California 94039-7900

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 10, 1996

TO THE SHAREHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Adobe Systems Incorporated, a California corporation (the "Company"), will be held on April 10, 1996, at 1:30 p.m., local time, at The Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054 for the following purposes:

        1. To elect three (3) Class I directors of the Company to serve for a two-year term.

        2. To approve an amendment to the Company's 1994 Stock Option Plan, increasing by 3,600,000 the number of shares reserved for issuance under the Plan.

        3. To approve the new stock option plan for the Company's Outside Directors, to be known as the 1996 Outside Directors Stock Option Plan. THIS PLAN IS INTENDED TO REPLACE THE RESTRICTED STOCK OPTION PLAN, WHICH EXPIRES MARCH 1997, WITH NO INCREASE IN THE SHARE RESERVE OVER THAT IN THE RESTRICTED STOCK OPTION PLAN, AND NO INCREASE IN THE ANNUAL OR INITIAL GRANTS TO DIRECTORS.

        4. To ratify the appointment of KPMG Peat Marwick LLP as the independent public accountants of the Company for the fiscal year ending November 29, 1996.

        5. To transact such other business as may properly come before the meeting.

    Shareholders of record at the close of business on February 21, 1996 are entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          Colleen M. Pouliot
                                          VICE PRESIDENT, GENERAL COUNSEL &
                                          SECRETARY

Mountain View, California
March 4, 1996

IMPORTANT: PLEASE FILL-IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POST-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                           ADOBE SYSTEMS INCORPORATED
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 10, 1996
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INFORMATION CONCERNING SOLICITATION AND VOTING...........................      1
PROPOSAL ONE -- ELECTION OF DIRECTORS....................................      2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........      5
EXECUTIVE COMPENSATION...................................................      7
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE...........................     11
DIRECTOR COMPENSATION....................................................     14
PERFORMANCE GRAPH........................................................     15
PROPOSAL TWO -- APPROVAL OF AN INCREASE IN THE SHARE RESERVE UNDER THE
  1994 STOCK OPTION PLAN.................................................     16
PROPOSAL THREE -- APPROVAL OF THE 1996 OUTSIDE DIRECTORS STOCK OPTION
  PLAN...................................................................     19
PROPOSAL FOUR -- RATIFICATION OF APPOINTMENT OF AUDITORS.................     21
OTHER BUSINESS...........................................................     22
SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING.............     22

                                PROXY STATEMENT

                                 -------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                           ADOBE SYSTEMS INCORPORATED

                                 --------------

    The accompanying proxy is solicited by the Management of Adobe Systems Incorporated (the "Company") for use at its Annual Meeting of Shareholders to be held on April 10, 1996, at The Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054 at 1:30 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The principal executive offices of the Company are at 1585 Charleston Road, P.O. Box 7900, Mountain View, California 94039-7900. The Company's telephone number at that location is (415) 961-4400. The date of this Proxy Statement is March 4, 1996, the approximate date on which these proxy solicitation materials and the Annual Report to Shareholders for the fiscal year ended December 1, 1995, including financial statements, were first sent or given to shareholders entitled to vote at the meeting.

    This solicitation of proxies is made on behalf of the Management of the Company and the associated cost will be borne by the Company. The Company has engaged Beacon Hill Partners, Inc. ("Beacon Hill") to assist in the solicitation of proxies for the meeting. The Company will pay $4,000 in fees for Beacon Hill's services and will reimburse Beacon Hill for reasonable out-of-pocket expenses.

    In addition to solicitation by mail and by Beacon Hill, Management may use the services of its directors, officers and others to solicit proxies, personally or by telephone or telegram. No additional compensation will be paid to directors, officers or other regular employees for such services. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in so doing.

RECORD DATE, VOTING AND REVOCABILITY OF PROXIES

    The Company had outstanding on February 21, 1996 (the "Record Date"), 73,305,975 shares of Common Stock, without par value, all of which are entitled to vote on all matters to be acted upon at the meeting. The Company's By-Laws provide that a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for transaction of business. Each shareholder is entitled to one vote for each share held on the Record Date. If no instructions are given on the executed Proxy, the Proxy will be voted for all nominees and in favor of all proposals described.

    An affirmative  vote of  a majority  of  shares present  and voting  at  the meeting is required for approval of all items being submitted to the shareholders for their consideration, other than the election of directors, which is determined by a plurality of the votes cast if a quorum is present and voting. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. Abstentions will be included in tabulations of the votes cast for purposes of determining whether a proposal has been approved. Broker non-votes will not be counted for purposes of determining the number of votes cast for a proposal.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by filing with the Secretary of the Company a written notice revoking it, by presenting at the meeting a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Board has nominated Messrs. Geschke, Hambrecht and Yocam to serve as Class I directors of the Company. Mr. Paul Brainerd has declined to stand for re-election as discussed below. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the Proxies will be voted for the election of such other persons for the office of director as Management may recommend in the place of such nominee.

    Mr. Brainerd was appointed to the Board upon the closing of the Company's acquisition of Aldus Corporation in August 1994. Mr. Brainerd was to serve on the Board until the Company's 1996 Annual Meeting. Due to his increasing involvement with not-for-profit entities, Mr. Brainerd has declined to stand for re-election to the Board. Accordingly, his directorship expires on April 10, 1996, immediately prior to the Annual Meeting. At a meeting to be held prior to the Annual Meeting, the Board plans to amend the Company's By-Laws to reduce the fixed number of directors to seven. It is the intention of the Board to search for a qualified replacement director.

    THE BOARD RECOMMENDS VOTING "FOR" THE THREE NOMINEES LISTED BELOW.

INFORMATION REGARDING NOMINEES

    The number of directors authorized by the Company's By-Laws is a range from four to eight, with the exact number to be fixed by the Board. The exact number is currently fixed at eight. The Company's By-Laws provide that the directors shall be divided into two classes, as nearly equal in number as reasonably possible, with the classes of directors serving for staggered, two-year terms. Vacancies on the Board not caused by removal may be filled by a majority of the directors then in office. The shareholders may elect a director at any time to fill any vacancy not filled, or which cannot be filled, by the Board. All directors, including directors elected to fill vacancies, shall hold office until the expiration of the term for which elected and until their successors are elected and qualified, except in the case of death, resignation or removal of any director.

    Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as Management may propose. Each person nominated for election has agreed to serve if elected and Management has no reason to believe that any nominee will be unable to serve.

    Each nominee for election to Class I director is currently a director of the Company who was previously elected by the shareholders. The three Class I directors to be elected at the 1996 Annual Meeting will hold office until the 1998 Annual Meeting and until their successors have been elected and qualified, or until such director's earlier death, resignation or removal.

    The following table sets forth the name and age of each nominee, and each director of the Company whose term of office continues after the Annual Meeting, the principal occupation of each during the past five years, and the period during which each has served as a director of the Company:

NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR A TERM EXPIRING IN 1998:

                                                    PRINCIPAL OCCUPATION
               NAME                              DURING THE PAST FIVE YEARS              AGE  YEAR
-----------------------------------  --------------------------------------------------  ---  ----
Charles M. Geschke                   Dr. Geschke was a founder of the Company and has    56   1982
                                     been its President since April 1989. He has been a
                                     director since 1982, and was Chief Operating
                                     Officer from December 1986 until July 1994. From
                                     October 1972 until founding the Company, Dr.
                                     Geschke was the Manager of the Imaging Sciences
                                     Laboratory at Xerox Corporation's Palo Alto
                                     Research Center. Dr. Geschke received a Ph.D. in
                                     computer science from Carnegie Mellon University.

William R. Hambrecht                 Mr. Hambrecht has been a director of the Company    59   1982
                                     since December 1982. He is Chairman of Hambrecht &
                                     Quist Group and its principal subsidiary,
                                     Hambrecht & Quist LLC. Mr. Hambrecht has been a
                                     director of RvR Securities Corp., a wholly-owned
                                     subsidiary of Hambrecht & Quist Group, since its
                                     inception in 1993. He has continuously served as
                                     an officer, director or principal of those
                                     entities or their predecessors since he and the
                                     late George Quist co-founded Hambrecht & Quist in
                                     1968. Mr. Hambrecht also serves on the Board of
                                     Directors of Redbrick Systems, Castelle and
                                     Vanguard Airlines. He holds a B.A. degree from
                                     Princeton University.

Delbert W. Yocam                     Mr. Yocam has been a director of the Company since  52   1991
                                     February 1991. He is an independent consultant.
                                     From September 1992 until November 1994, he served
                                     as President, Chief Operating Officer and a
                                     director of Tektronix, Inc. Prior to joining
                                     Tektronix, Inc., Mr. Yocam was an independent
                                     consultant. He was employed by Apple Computer,
                                     Inc. from 1979 to 1989, serving as Executive Vice
                                     President and Chief Operating Officer from 1986 to
                                     1988, and as President of Apple Pacific, a
                                     division of Apple Computer, Inc., from 1988 to
                                     1989. Mr. Yocam is a director of Oracle
                                     Corporation, Integrated Measurement Systems, Inc.,
                                     and several privately-held technology companies.

INCUMBENT CLASS II DIRECTORS FOR A TERM EXPIRING IN 1997:

John E. Warnock                      Dr. Warnock was a founder of the Company and has    55   1982
                                     been its Chairman of the Board since April 1989.
                                     He has been a director and Chief Executive Officer
                                     since 1982. From April 1978 until founding the
                                     Company, Dr. Warnock was Principal Scientist of
                                     the Imaging Sciences Laboratory at Xerox
                                     Corporation's Palo Alto Research Center. Dr.
                                     Warnock received a Ph.D. in electrical engineering
                                     from the University of Utah. Dr. Warnock is a
                                     director of Evans & Sutherland Computer
                                     Corporation, Netscape Communications Corporation,
                                     and Redbrick Systems.

                                                    PRINCIPAL OCCUPATION
               NAME                              DURING THE PAST FIVE YEARS              AGE  YEAR
-----------------------------------  --------------------------------------------------  ---  ----
Robert Sedgewick                     Dr. Sedgewick has been a director of the Company    49   1990
                                     since January 1990. Since 1985, he has been a
                                     Professor of Computer Science at Princeton
                                     University, where he was the founding Chairman of
                                     the Department of Computer Science from 1985 to
                                     1994. He is the author of a widely used series of
                                     textbooks on algorithms. Dr. Sedgewick holds a
                                     Ph.D. in computer science from Stanford
                                     University.

William J. Spencer                   Dr. Spencer has been a director of the Company      65   1992
                                     since October 1992. Since October 1990, he has
                                     been President and Chief Executive Officer of
                                     SEMATECH. From May 1986 until October 1990, he was
                                     Group Vice President and Senior Technical Officer
                                     of Xerox Corporation. Dr. Spencer is a director of
                                     Executone Information Systems, CNRI, and SRI
                                     International.

Gene P. Carter                       Mr. Carter has been a director of the Company       61   1994
                                     since August 1994. Mr. Carter has been a private
                                     investor since 1984, and since 1989 has been a
                                     director of Portable Energy Products, Inc., a
                                     privately held manufacturer of rechargeable energy
                                     cells for the portable instrumentation market. Mr.
                                     Carter is a director of Chips & Technologies,
                                     Inc., and is on the Board of Regents of the
                                     Milwaukee School of Engineering.

BOARD MEETINGS AND COMMITTEES

    During fiscal 1995, the Board of Directors held eight meetings. The Board has an Audit Committee, an Executive Compensation Committee, an Investment Committee (all of the foregoing committees' members are non-employee directors), and an Employee Grant Committee. All directors attended at least 75% of the meetings of the Board and all committees of the Board of which they were members. The Company does not have a nominating committee nor any committee performing such functions.

    Messrs. Brainerd and Spencer served as members of the Audit Committee throughout fiscal 1995. The Audit Committee meets with the Company's independent auditors at least annually and reviews and approves (i) the scope of the audit performed by the Company's independent public accountants and (ii) the Company's accounting principles and internal accounting controls. The Audit Committee held two meetings during fiscal 1995.

    Messrs. Hambrecht, Sedgewick and Yocam served as members of the Executive Compensation Committee throughout fiscal 1995. The Executive Compensation Committee held four meetings and took action once by unanimous written consent during fiscal 1995. The responsibilities of the Executive Compensation Committee are set forth under "Report of the Executive Compensation Committee."

    Messrs. Carter, Sedgewick and Yocam served as members of the Investment Committee throughout fiscal 1995. The Investment Committee held two meetings and took action once by unanimous written consent during fiscal 1995. The Investment Committee evaluated the advisability of the Company investing in an outside-managed venture capital fund focused on startup companies in the same industry as the Company and continues to monitor the performance of the fund.

    Messrs. Warnock and Geschke served as members of the Employee Grant Committee throughout fiscal 1995. The Employee Grant Committee (which reviews and approves grants of options and restricted stock to non-officer employees under the Company's 1994 Stock Option Plan and the 1994 Performance and Restricted Stock Plan, respectively) acted thirty-five times by written consent during fiscal 1995.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    As of February 1, 1996, there was outstanding 73,263,292 shares of the Company's Common Stock. Except as set forth in the footnotes to the table, the following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of February 1, 1996: (a) by each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (b) the Chief Executive Officer of the Company; (c) each of the four other most highly compensated executive officers of the Company (determined at fiscal year-end, 1995); (d) by each director of the Company; and (e) by all executive officers and directors of the Company as a group.

                                                                           AMOUNT AND NATURE
                                                                             OF BENEFICIAL       PERCENT OF COMMON
                                 NAME                                      OWNERSHIP (1)(2)      STOCK OUTSTANDING
-----------------------------------------------------------------------  ---------------------   -----------------
Jennison Associates Capital Corp. .....................................     4,593,540(3)                6.4%
  466 Lexington Avenue
  New York, NY 10017
Twentieth Century Companies, Inc. .....................................     3,856,900(4)                5.3%
  4500 Main Street
  P.O. Box 418210
  Kansas City, MO 64141-9210
Capital Group Companies, Inc. .........................................     3,272,000(5)                5.1%
  333 South Hope Street
  52nd floor
  Los Angeles, CA 90071
John E. Warnock........................................................     1,263,428(6)                1.7%
Charles M. Geschke.....................................................       909,880(7)                1.2%
Stephen A. MacDonald...................................................       434,205(8)                  *
David B. Pratt.........................................................       174,388(9)                  *
M. Bruce Nakao.........................................................       212,651(10)                 *
William R. Hambrecht...................................................        93,484(11)                 *
Robert Sedgewick.......................................................        38,700(12)                 *
William J. Spencer.....................................................        37,500(13)                 *
Delbert W. Yocam.......................................................        20,625(14)                 *
Gene P. Carter.........................................................        93,604(15)                 *
Paul Brainerd..........................................................         9,100(16)                 *
All directors and executive officers as a group (13 persons)...........     3,396,077(17)               4.5%

--------------
 * Less than 1%.

 (1) The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

 (2) As to any shares issuable upon exercise of outstanding options identified in the footnotes to this table, those shares exercisable on February 1, 1996 or within 60 days thereafter are included.

 (3) Of the shares attributed to Jennison Associates Capital Corp., it has sole voting power for 547,700 shares; shared dispositive power for 4,593,540 shares; and shared voting power for 3,488,940 shares. This information was provided to the Company pursuant to Schedule 13G and is current as of December 31, 1995.

 (4) Of the shares attributed to Twentieth Century Companies, Inc. ("TCC"), it has sole voting and dispositive power for the entire 3,856,900 shares. This information was provided to the Company pursuant to Schedule 13G and is current as of December 31, 1995. The Schedule 13G was filed on behalf of TCC, Twentieth Century Investors, Inc. ("TCI"), an investment company registered under Section 8 of the Investment Advisors Act of 1940 (the "Investment Act"), Investors Research Corporation ("IRC"), an investment advisor registered under Section 203 of the Investment Act, and Mr. James E. Stowers, Jr., who controls TCC by virtue of his beneficial ownership of a majority of the voting stock of TCC.

    As a result of its status as investment advisor to TCI, IRC is deemed to be the beneficial owner of 3,856,900 shares of the Company.

    TCC, as a result of its control of IRC, and Mr. Stowers, as a result of his control of TCC, are also deemed to beneficially own all such shares deemed to be beneficially owned by IRC. Mr. Stowers, TCC and IRC all disclaim beneficial ownership of such 3,856,900 shares.

 (5) Of the shares attributed to Capital Group Companies, Inc. ("CGC"), it has sole dispositive power for the entire 3,272,000 shares. This information was provided to the Company pursuant to Schedule 13G filed jointly by CGC and Capital Research and Management Company ("CRMC") and is current as of December 31, 1995. CRMC is an investment advisor registered under Section 203 of the Investment Act, and is a wholly-owned subsidiary of CGC. CRMC acts as an advisor to American Funds Group ("AFG"), a mutual fund which is the beneficial owner of the shares. AFG has sole voting power as to the shares. As a result of its status as investment advisor to AFG, CRMC is deemed to be the beneficial owner of 3,272,000 shares of the Company. CGC, as a result of its control of CRMC, is also deemed to be the beneficial owner of all such shares deemed to be beneficially owned by CRMC. CGC and CRMC both disclaim beneficial ownership of such 3,272,000 shares.

 (6) Of the shares attributed to Dr. Warnock, 8,400 shares are held in trusts for the benefit of his children; Dr. Warnock shares voting and investment power over these trusts with his spouse and Charles M. Geschke. Dr. Warnock disclaims beneficial ownership of any shares held in his childrens' trusts. Includes 353,905 shares issuable upon exercise of outstanding options.

 (7) Of the shares attributed to Dr. Geschke, 13,470 shares are held in trusts for the benefit of his children, and 800 shares are held by Dr. Geschke's father; Dr. Geschke and his spouse share voting and investment power over the childrens' trusts. Dr. Geschke disclaims beneficial ownership of any shares held in his childrens' trusts and in the shares held by his father. In addition, 596,860 shares are held in the name of the Geschke Family Trust dated 9/25/87, over which Dr. Geschke shares voting and investment power with his spouse. Includes 298,750 shares issuable upon exercise of outstanding options.

 (8) Includes 407,724 shares issuable upon exercise of outstanding options.

 (9) Of the shares attributed to Mr. Pratt, 2,348 shares are held in a living trust over which Mr. Pratt shares voting and investment power with his spouse. Includes 160,208 shares issuable upon exercise of outstanding options.

(10) Of the shares attributed to Mr. Nakao, 100 shares are held for the benefit of his son. The remaining shares are held in a trust. Includes 183,586 shares issuable upon exercise of outstanding options.

(11) Includes 87,500 shares issuable upon exercise of outstanding options.

(12) Includes 37,500 shares issuable upon exercise of outstanding options.

(13) Consists entirely of 37,500 shares issuable upon exercise of outstanding options.

(14) Consists entirely of 20,625 shares issuable upon exercise of outstanding options.

(15) Of the shares attributed to Mr. Carter, 86,104 shares are held in trust for the benefit of Mr. Carter's family. Includes 7,500 shares issuable upon exercise of outstanding options.

(16) Includes 7,500 shares issuable upon exercise of outstanding options.

(17) Includes 1,706,692 shares issuable upon exercise of outstanding options.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides information concerning the compensation of the Chief Executive Officer and each of the four other most highly compensated executive officers (the "Named Executive Officers") of the Company for the fiscal years ended November 26, 1993, November 25, 1994 and December 1, 1995:

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION AWARDS
                                                                        -----------------------------------
                                           ANNUAL COMPENSATION            RESTRICTED         SECURITIES
             NAME AND               ----------------------------------       STOCK           UNDERLYING          ALL OTHER
        PRINCIPAL POSITION            YEAR     SALARY ($)  BONUS ($)(1) AWARDS(S) ($)(2) OPTION/SARS (#)(3)  COMPENSATION ($)(4)
----------------------------------  ---------  ----------  -----------  ---------------  ------------------  ------------------
John E. Warnock ..................       1995  $  375,014   $ 293,308            -0-             42,000          $   44,572
  Chairman of the Board and Chief        1994     318,762     268,069            -0-            100,000              45,754
  Executive Officer                      1993     273,011     186,836            -0-             90,000              37,841
Charles M. Geschke ...............       1995     375,014     293,308            -0-             42,000              45,531
  President and Director                 1994     318,762     268,069            -0-            100,000              46,841
                                         1993     273,011     186,836            -0-             90,000              38,849
Stephen A. MacDonald .............       1995     271,010     168,272        107,500             25,000              37,887
  Senior Vice President and Chief        1994     251,010     169,425            -0-             50,000              37,532
  Operating Officer                      1993     240,609     131,729            -0-             70,000              32,470
David B. Pratt ...................       1995     271,010     168,272        107,500             25,000              44,797
  Senior Vice President and Chief        1994     239,209     160,264            -0-             50,000              43,733
  Operating Officer                      1993     204,817     112,132            -0-             70,000              38,070
M. Bruce Nakao ...................       1995     237,009     121,873        107,500             18,000              38,639
  Senior Vice President, Finance         1994     218,021     121,215            -0-             44,000              37,797
  and Administration, Chief              1993     200,008      91,250            -0-             50,000              32,207
  Financial Officer

--------------
(1) Some of the amounts shown in this column reflect payments under the Company's Profit Sharing Plan in which all employees of the Company participate.

(2) For the Named Executive Officers, the aggregate number of restricted stock holdings at the end of fiscal 1995 was 6,000 shares; the closing price of the Company's Common Stock at December 1, 1995, the fiscal year-end, was $67.00/share for an aggregate value of $402,000.00. For the Named Executive Officers, there was a total of 6,000 restricted shares awarded. All awards were granted on May 10, 1995 and vested fully on September 1, 1995.

(3) These numbers reflect the two-for-one stock split effective July 27, 1993.

(4) The amounts disclosed in this column for fiscal 1995 include payment by the Company on behalf of the Named Executive Officers as follows:

    (a) Life insurance premiums in the following amounts: Dr. Warnock, $13,630; Dr. Geschke, $14,235; Mr. MacDonald, $11,100; Mr. Pratt, $14,235; and Mr. Nakao, $12,015.
    (b) The dollar value of the remainder of the life insurance premiums as follows: Dr. Warnock, $12,683; Dr. Geschke, $13,182; Mr. MacDonald, $10,412; Mr. Pratt, $13,182; and Mr. Nakao, $11,251.

    (c) Disability insurance premiums in the following amounts: Dr. Warnock, $11,599; Dr. Geschke, $11,454; Mr. MacDonald, $9,078; Mr. Pratt, $9,445;
       and Mr. Nakao, $8,107.

    (d) Company contributions under the Company's 401(k) Plan in the following amounts: Dr. Warnock, $6,660; Dr. Geschke, $6,660; Mr. MacDonald, $7,296; Mr. Pratt, $7,350; and Mr. Nakao, $7,266.

    (e) Preventive health care program in the following amount: Mr. Pratt, $585.

STOCK OPTIONS

    The following table provides details regarding stock options granted to the Named Executive Officers in fiscal 1995 under the Company's 1994 Stock Option Plan. In addition, in accordance with Securities and Exchange Commission ("SEC") rules, there are shown the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, an executive may realize will depend on the spread between the market price and the exercise price on the date the option is exercised.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                              --------------------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                 NUMBER OF                                                          AT ASSUMED ANNUAL RATES OF
                                SECURITIES          % OF TOTAL                                       STOCK PRICE APPRECIATION
                                UNDERLYING     OPTIONS/SARS GRANTED     EXERCISE OR                    FOR OPTION TERM (3)
                               OPTIONS/SARS       TO EMPLOYEES IN          BASE        EXPIRATION   --------------------------
            NAME              GRANTED (#)(1)        FISCAL YEAR       PRICE ($/SH)(2)     DATE         5% ($)       10% ($)
----------------------------  ---------------  ---------------------  ---------------  -----------  ------------  ------------
John E. Warnock.............        42,000               1.76%           $   50.75         8/1/05   $  1,318,283  $  3,328,200
Charles M. Geschke..........        42,000               1.76                50.75         8/1/05      1,318,283     3,328,200
Stephen A. MacDonald........        25,000               1.05                50.75         8/1/05        784,692     1,981,071
David B. Pratt..............        25,000               1.05                50.75         8/1/05        784,692     1,981,071
M. Bruce Nakao..............        18,000               0.75                50.75         8/1/05        564,978     1,426,371

--------------
(1) The options were granted September 18, 1995 and became exercisable beginning October 18, 1995. The options vest in the amount of 2.08% per month for the first 24 months, and 4.17% per month for the next 12 months. The options permit withholding of shares to satisfy tax obligations upon exercise. The price of each option share, paid at the time of exercise, is the fair market value of a share of the Company's Common Stock on the date of grant, which was equal to the closing price per share of the Company's Common Stock as quoted on the National Association of Securities Dealers Automated Quotations. The option term is for a period of ten years from the date of grant, unless the optionee terminates employment with the Company as follows:

    (a) if the termination is due to the optionee's normal retirement, death or disability, the exercise period is twelve months from such date; or

    (b) if the termination is due to the optionee's early retirement pursuant to an early retirement program, the exercise period is three months from the date of early retirement or such greater period as established pursuant to the early retirement program; or

    (c) if there is a transfer of control of the Company in which the Company is not the surviving corporation, and termination occurs within twelve months thereafter due to (i) constructive termination or (ii) any reason other than termination for cause, the exercise period is twelve months from the date on which the optionee's employment terminated, and he/she will be given credit for an additional twelve months of vesting for his/her option; or

    (d) if the termination is for cause, the option shall terminate and cease to be exercisable from the date of termination; or

    (e) if the termination is for any reason other than stated above, the exercise period is three months from the date of such termination.

(2) The exercise price may be paid in cash, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(3) The potential gain is calculated from the closing price of the Company's Common Stock on September 18, 1995, the date of grant to the Named Executive Officers. These amounts represent certain assumed rates of appreciation only, as set by the SEC. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon the future performance of the Company and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

    Using the same analysis, all holders of Common Stock as of the Company's fiscal year-end would potentially gain approximately $2.3 billion at 5%, and $5.9 billion at 10% rates of stock price appreciation.

STOCK OPTION EXERCISES AND HOLDINGS

    The following table shows stock options exercised by Named Executive Officers during fiscal 1995, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of fiscal year-end. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Company's Common Stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                OPTIONS/SARS AT        IN-THE-MONEY OPTIONS/SARS AT
                                 SHARES                            FY-END (#)                 FY-END ($)(1)
                               ACQUIRED ON      VALUE      --------------------------  ----------------------------
            NAME              EXERCISE (#)   REALIZED ($)  EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -------------  ------------  -----------  -------------  -------------  -------------
John E. Warnock.............          -0-    $        -0-     370,073        134,675   $  17,784,885   $ 4,498,538
Charles M. Geschke..........          -0-             -0-     277,325        134,675      12,435,212     4,498,538
Stephen A. MacDonald........       40,000       1,842,500     393,025         79,491      20,743,057     2,633,262
David B. Pratt..............       56,000       2,293,000     145,509         79,491       6,200,488     2,633,262
M. Bruce Nakao..............        5,000         102,500     174,733         62,267       8,312,630     2,105,870

--------------
(1) Fiscal year ended December 1, 1995. The closing market price on that date for the Company's Common Stock was $67.00.

LONG-TERM INCENTIVE PLAN

    In June 1994, the Company's Board of Directors adopted the 1994 Performance and Restricted Stock Plan, the Company's form of Long-Term Incentive Plan, which plan was subsequently approved by the Company's shareholders in August 1994 (the "Performance Plan"). The Performance Plan is a compensation plan tied to corporate performance and measured by the achievement of financial goals.

    The Performance Plan has a three-year cycle. At the start of each three-year performance cycle, each participant is given a contingent award of a number of shares of the Company's Common Stock. The actual number of shares earned by the participant is determined based upon the Company meeting pre-defined performance objectives over the three-year performance period. The measures for the first three-year performance period consist of the Company's (i) compound annual revenue growth and (ii) operating margin. If the minimum targets for the first two measures are met, a third modifying measure based on the Company's stock price performance relative to the Hambrecht & Quist ("H&Q") Technology Index is used to modify the number of shares actually awarded, with the maximum number of shares possible for award as noted in the last column of the following chart.

    Fiscal 1995 was the first year that Performance Plan contingent awards were granted, with the initial three-year cycle to be fiscal 1995 through fiscal 1997. The following table provides certain information with respect to awards during fiscal 1995 to the Named Executive Officers under the Performance Plan:

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                        PERFORMANCE OR
                                                         OTHER PERIOD      ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                     NUMBER OF SHARES,       UNTIL                     PRICE-BASED PLANS
                                      UNITS OR OTHER     MATURATION OR   ---------------------------------------------
               NAME                     RIGHTS (#)          PAYOUT         THRESHOLD (#)    TARGET (#)    MAXIMUM (#)
-----------------------------------  -----------------  ---------------  -----------------  -----------  -------------
John E. Warnock....................         15,500          FY95 - FY97            581          15,500        46,500
Charles M. Geschke.................         15,500          FY95 - FY97            581          15,500        46,500
Stephen A. MacDonald...............          8,675          FY95 - FY97            325           8,675        26,025
David B. Pratt.....................          8,675          FY95 - FY97            325           8,675        26,025
M. Bruce Nakao.....................          6,450          FY95 - FY97            242           6,450        19,350

SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

    In September 1995, the Company entered into retention agreements (the "Agreements") with its executive officers, providing for certain cash payments in the event of termination of his or her employment following a change-in-control of the Company.

    For purposes of these Agreements, a "change-in-control" is defined as: (i) the sale or exchange by the shareholders of all or substantially all of the stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than to a subsidiary); or (iv) a liquidation or dissolution of the Company. If, within one year after a change-in-control (the "Covered Period"), the executive's employment is terminated without cause or if the executive resigns following a change in duties as defined in the Agreements, such executive officer will receive a cash payment equal to his or her base salary plus annual target incentive bonus. In addition, the executive officer will receive continued medical, dental, vision and life insurance coverage for himself or herself and dependents for one year after the date of termination, unless the executive is covered by another employer's health plan. Also, if the executive is terminated by the Company without cause at any time other than during a Covered Period, the executive will receive the cash payment and benefits described above.

    For a description of the "transfer of control" terms under the Company's 1994 Stock Option Plan, please see "Proposal No. 2".

CERTAIN TRANSACTIONS

    Derek J. Gray, Senior Vice President and General Manager of Adobe Systems Europe, was a major shareholder of McQueen Holdings Limited, a U.K. company of which the Company is also a 16% shareholder, and to which the Company in 1995 paid approximately $23.6 million for services for production of application products distributed outside of the U.S. and Japan. In addition, the Company has guaranteed a total payment over the next two years to McQueen of $6.1 million for additional services such as customer support and information systems. Also, the Company has guaranteed a total payment of approximately $1.8 million to McQueen for rent of a building over the next four years. In January 1995, Mr. Gray sold his shares back to McQueen in exchange for a promissory note for approximately 2 million pounds sterling. The principal amount of the note is payable in five annual installments, with interest at a rate of 8% payable semi-annually. The current principal outstanding is 1.6 million pounds sterling.

COMPLIANCE WITH SEC REPORTING REQUIREMENTS

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "34 Act") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

The Company prepares Section 16(a) forms on behalf of its officers and directors based on the information provided by them. Based solely on review of this information, including written representations that no other reports were required, the Company believes that, during the 1995 fiscal year, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering the exchange of a few thousand shares of Frame Technology Corporation shares for the Company's shares for the October 1995 acquisition of Frame, was filed late by each of Director Warnock, Director Geschke, Director Carter and Senior Vice President Nakao, and one report covering a gift of shares to an educational institution was filed late by Director Geschke.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

    The Executive Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside, non-management directors. No member of the Committee is a former or current officer of the Company. The Committee is responsible for setting and administering the policies governing annual compensation of executive officers, including cash compensation and stock ownership programs.

COMPENSATION POLICIES

    The Company operates in the competitive and rapidly changing high technology business environment. The goals of the Company's executive compensation program are to motivate executives to achieve the Company's business objectives in this environment and reward them for their achievement, foster teamwork, and attract and retain executive officers who contribute to the long-term success of the Company. During fiscal 1995, the Committee utilized salary, bonus, stock options and performance units to meet these goals. In addition, on the recommendation of the CEO and the President, the Committee determined to provide a special, one-time grant of restricted stock with a 4-month vesting period to the officers other than the CEO and the President to recognize their efforts in the successful integration of Aldus Corporation into the Company following the August 1994 acquisition.

    Guiding principles are to provide compensation levels which are comparable to those offered by other leading high technology companies, and align the interests of officers with the long-term interests of shareholders through stock compensation. For example, in fiscal 1995 stock compensation included performance units granted under the Performance Plan which cover a three-year performance period and measure growth in revenue and operating margin. Another principle is that a substantial portion of each executive's compensation be in the form of an incentive bonus contingent upon the Company's revenue and operating profit levels for the relevant fiscal year. For example, in 1995 each of the Named Executive Officers' target bonus percentage equaled or exceeded 50% of salary, payable quarterly. However, the Committee retains the authority to alter the bonus amounts because qualitative factors and long-term results need to be evaluated as well as the short-term operating results. In 1995, the Committee considered factors such as market share increases, new product development and return on equity.

    The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") adopted under the Federal Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the Named Executive Officers, unless compensation is performance-based. Since the targeted cash compensation of each of the Named
Executive Officers is well below the $1 million threshold and any options granted under the 1994 Stock Option Plan or performance units or shares granted under the Performance Plan will meet the requirement of being performance-based, the Committee believes that this section will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws.

COMPENSATION COMPONENTS

    ANNUAL COMPENSATION. The salary portion of executive compensation, including that of the Chief Executive Officer, is determined annually by reference to the Radford Associates Management survey of high technology companies. The executive officers are matched to each position by comparing their responsibilities to the survey description most accurately representing their position with the Company by content, organizational level and revenue. Given the officers' levels of responsibility and the past performance of the Company, the Committee targets a median or slightly higher percentile competitive position as stated by the survey in determining salary for each executive officer. As the executives mature in their respective positions for the size of the Company, the Committee expects to target a high percentile competitive position for salary compensation. The annual total cash compensation (salary plus incentive bonus) for each executive is targeted at a very high percentile competitive position as stated by the survey.

    A substantial portion of the annual compensation of each executive officer is in the form of an incentive bonus, which becomes a greater portion of an officer's potential total compensation as the executive's level of responsibility increases. The bonus is computed as a percentage of base salary and is established annually at the beginning of the fiscal year. In fiscal 1995, the target level of bonus equaled or exceeded 50% of salary for each of the Named Executive Officers. The actual amount of each bonus was determined by reference to the management incentive bonus program, which contains targets specifically tied to revenue and operating profit levels on a quarterly basis. If the Company's performance exceeds the targets on an annual basis, then an additional bonus up to twenty percent of the annual target bonus is included in the program. The Committee has the authority to alter the incentive payout based on other factors related to Company performance, such as market share increases, new product development and return on equity. The Committee did not assign weights to each of these factors but considered overall profitability and operating results as measured against the annual budget as updated more important than the other performance measures listed.

    In 1995, the Committee awarded bonuses on a quarterly basis. The following percentages of the target, consistent with the management incentive bonus program, were paid for the quarters indicated: first quarter, 100%; second quarter, 100%; third quarter, 40%; and fourth quarter, 30%. For the year, an additional bonus was paid consistent with the program since the Company exceeded the annual targeted revenue and operating profit levels. Executive officers also participated with all Company employees in the Company's corporate profit sharing plan, under which a bonus up to ten percent of each employee's base salary, payable quarterly, is awarded depending upon the Company's overall performance based on revenue, expenses and earnings. In addition, if the Company's performance exceeds the targets on an annual basis, then an additional bonus up to two percent of the base salary is paid in the form of a Company contribution into the employee's 401(k) account. However, should the Company fail to pay the full ten percent cash bonus in any quarter, and if the Company's performance meets or exceeds the targets on an annual basis, the Company has the option to pay the difference between the quarterly cash bonus shortage and the quarterly cash bonus maximum in the form of an extra Company contribution into the employee's 401(k) account. Based on the Company's level of revenue and operating profit versus budget for each quarter of fiscal 1995, this bonus was paid in the following percentages for the relevant quarter: first quarter, 100%; second quarter, 100%; third quarter, 40%; and fourth quarter, 30%. An additional amount was awarded for the year, consistent with the plan, since the Company exceeded the annual targets for revenue and operating profit.

    LONG-TERM COMPENSATION. The Committee utilized stock options and performance units to motivate and retain executive officers for the long-term. The Committee believes that these forms of compensation closely align the officers' interests with those of shareholders and provide a major incentive to officers in building shareholder value. In addition, the Committee believes that the performance awards further its objective of forging a closer link between the executives' compensation and the Company's longer-term financial performance since the awards are based upon a three-year performance cycle.

    Options are granted annually and are subject to vesting provisions to encourage officers to remain employed with the Company. Each executive officer receives stock options based upon that officer's relative position, responsibilities and performance by the individual over the previous fiscal year and the officer's anticipated performance and responsibilities. Additionally, the Committee considers a hypothetical return assuming a specific increased market value for the size of the grant, and balances that against the size of the performance unit award for the fiscal year. The Committee also reviews the prior level of grants to the officers and to other members of senior management including the number of shares which continue to be subject to vesting under outstanding options in setting the level of options to be granted to the executive officers. The size of the option grants is not related to Company performance. The Committee also utilizes data compiled by Ernst & Young, Certified Public Accountants, on stock options granted in a group of select software companies. These stock options are granted at the market price on the date of grant and will provide value to the officers only when the price of the Company's Common Stock increases over the exercise price.

    The Committee granted performance units pursuant to the Performance Plan to executive officers at the beginning of fiscal 1995 covering a three-year performance period. The performance units will be payable in stock of the Company at the end of the three-year performance cycle, but only if the Company achieves targeted levels of revenue growth and operating margin. In addition, the target number of shares that will be payable is modified depending upon the Company's relative stock price performance to the H&Q Technology Index for the three-year performance period. The Committee reduced the size of annual option grants in fiscal 1995 since performance units were also granted.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Committee established the Chief Executive Officer's salary and target bonus levels at the beginning of fiscal 1995. Consistent with the analysis described above, the Committee increased Dr. Warnock's base salary and maintained his target bonus percentage. For the first two quarters, the Committee approved full payment of Dr. Warnock's target bonus; for the third quarter, 40% of target was paid, and for the fourth quarter, 30% of target was paid. For the year the Committee, consistent with the management incentive bonus program, approved an additional bonus since the Company's fiscal 1995 performance on revenue and operating profit exceeded the targets against the annual budget as updated.

    For Dr. Warnock's long-term compensation, the Committee granted stock options under the 1994 Stock Option Plan for 42,000 shares of Common Stock in consideration of his individual performance in 1995 and expected performance in 1996. These options were not related to Company performance in 1995. Based on Dr. Warnock's senior position, a hypothetical return assuming a specific increased market value in the Company's Common Stock, and the number of shares which continue to be subject to vesting under outstanding options, the Committee determined that a grant of 42,000 shares subject to options was appropriate.

    In addition, the Committee granted 15,500 performance units covering a three-year performance period beginning in fiscal 1995. The performance units will be payable in stock of the Company at the end of the three-year performance cycle, but only if the Company achieves targeted levels of revenue growth and operating margin. In addition, the target number of shares that will be payable is modified depending upon the Company's relative stock price performance to the H&Q Technology Index for the three-year performance period. The number of performance units awarded was determined by the Committee based on Dr. Warnock's senior position and a hypothetical return based on the closing market price for the Company's Common Stock on the date of grant.

                                          EXECUTIVE COMPENSATION COMMITTEE

                                          William R. Hambrecht
                                          Delbert W. Yocam
                                          Robert Sedgewick

                             DIRECTOR COMPENSATION

    Directors who are not employees of the Company receive annual retainers of $10,000, meeting fees of $1,000 for each Board of Directors meeting attended (other than telephonic meetings) and $800 for each committee meeting attended, and reimbursement for reasonable travel expenses. In addition, each person who is a non-employee director is automatically granted on the date following the annual meeting of shareholders of the Company a restricted option to purchase 10,000 shares of the Company's Common Stock under the Company's Restricted Stock Option Plan ("Restricted Option Plan") at a price per share equal to the closing price of the Company's Common Stock on that date. New non-employee directors joining the Board receive an option to purchase 15,000 shares of the Company's Common Stock under the Restricted Option Plan.

    Each option has a term of ten years and a vesting schedule of (i) 25% at the end of twelve months from the date of grant; (ii) 25% at the end of twenty-four months from the date of grant; and (iii) the remaining 50% at the end of thirty-six months from the date of grant. The options are immediately exercisable subject to the Company's repurchase at cost of the unvested portion of such stock. Options cease to be exercisable 30 days after termination of director status, unless such an exercise would subject the resigning director to a forfeiture of profits under Section 16(b) of the 34 Act. In such an event, the timeframe for exercising vested options would be extended until the earlier of
(i) the 10th day following the date on which the resigning director would no longer be subject to a forfeiture of profits under Section 16(b), or (ii) the 190th day after termination of services as director. In the event of a change in control, any unexercisable portion of an option shall be fully exercisable prior to the transaction resulting in a change in control. The option will terminate to the extent it is not exercised effective as of the date of such a transaction. See "Proposal Three" for a description of the proposed 1996 Outside Directors Stock Plan, intended to replace the Restricted Option Plan.

                               PERFORMANCE GRAPH

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

    In accordance with SEC rules, the following table shows a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the Standard & Poor ("S&P 500") Index for the broad equity index and the H&Q Technology Index as an industry standard for the five fiscal-year period commencing November 30, 1990 and ending December 1, 1995. The stock price information shown on the graph below is not necessarily indicative of future price performance.

    Although including a stock performance graph in this proxy statement may suggest that executive compensation should be based on stock performance alone, the Executive Compensation Committee considers many factors in determining compensation. These factors include the Company's operating results, overall profitability, new product development, increases in market share and growth in shareholders' equity. See "Report of the Executive Compensation Committee."

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            ADOBE SYSTEMS   H & Q TECHNOLOGY INDEX    S & P 500
1990                100.00                   100.00       100.00
1991                191.29                   139.80       120.34
1992                133.53                   175.67       142.57
1993                190.13                   194.59       156.97
1994                264.83                   226.09       158.61
1995                553.13                   358.02       217.27

--------------
 * Assumes $100 invested on November 30, 1990 in the Company's Common Stock, the S&P 500 Index and the H&Q Technology Index, with reinvestment of dividends. For each reported year, the Company's reported dates are the last trading dates of its fiscal year ending in November, and the S&P 500 and H&Q Technology Index dates are the last trading date in November.

                                  PROPOSAL TWO
                                 APPROVAL OF AN
                    INCREASE IN THE SHARE RESERVE UNDER THE
                             1994 STOCK OPTION PLAN

    The Board of Directors and the shareholders approved the adoption of the 1994 Stock Option Plan (the "Option Plan") in December 1993 and April 1994, respectively.

    An aggregate of 20,000,000 shares of the Company's Common Stock is currently reserved for issuance under the Option Plan. The Board believes that the availability of an adequate number of shares in the share reserve of the Option Plan is an important factor in attracting, retaining and motivating qualified employees essential to the success of the Company.

    On January 11, 1996, subject to shareholder approval, the Board increased the share reserve under the Option Plan by 3,600,000 shares to a total of 23,600,000 shares in contemplation of using these shares to grant options over a one-year period. In light of historical usage and expected future grants, the Company expects that 3,600,000 share increase will be adequate to meet these foreseeable requirements.

    The Company intends to register the 3,600,000 share increase on Form S-8 under the Securities Act of 1933 as soon as is practicable after receiving shareholder approval.

            THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

SUMMARY OF OPTION PLAN TERMS

    The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which will be available to any shareholder upon written request.

    ELIGIBILITY. All employees of the Company (including officers and directors who are employees), as well as consultants, advisors, or other independent contractors to the Company, and prospective employees of the Company to whom options are granted in connection with written offers of employment with the Company may, in the discretion of the Board of Directors or the Committees (as defined below) be granted options under the Option Plan. As of February 1, 1996, 2,185 non-executive officer employees and seven executive officers were eligible to participate in the Option Plan. As of February 1, 1996, 7,509,562 options have been granted and are outstanding under the Option Plan; 11,044,090 options have been granted and exercised under the Option Plan; and options for 1,446,348 shares remain available for grant. The closing market price for the Company's Common Stock on February 1, 1996 was $34.25.

    During the fiscal year ended December 1, 1995, the Named Executive Officers as a group were granted options under the Option Plan to purchase a total of 152,000 shares of Common Stock of the Company as follows: Dr. Geschke, 42,000; Dr. Warnock, 42,000; Mr. MacDonald, 25,000; Mr. Pratt, 25,000; and Mr. Nakao, 18,000. Non-employee directors of the Company are not eligible to participate in the Option Plan, and did not, therefore, receive any options under the Option Plan.

    ADMINISTRATION. The Executive Compensation Committee of the Board will administer the Option Plan for executive officers, including those persons subject to Section 16 of the 34 Act who are not corporate officers. The Employee Grant Committee will administer the Option Plan for all other eligible persons (collectively, the "Committees"). In addition, the Company's Chief Financial Officer ("CFO") pursuant to Board delegation has the authority to grant options, without further approval of the Board or the Committees, to any person eligible under the Option Plan other than a person who, at the time of the grant, is subject to Section 16 under the 34 Act; provided (i) the CFO shall not grant options to any one person for more than 20,000 shares, (ii) the exercise price per share of each such option shall be equal to the closing price per share of the Company's Common Stock as quoted on the National Association of Securities Dealers Automated Quotations ("Nasdaq") system on the date of grant, and (iii) each option granted by the CFO shall be subject to the terms and conditions of the appropriate standard form of stock option agreement previously approved by the Board and shall conform to the provisions of the Option Plan and any guidelines established by the Board. In any event, the maximum number of option shares granted to any eligible person in any one twelve-month period shall not exceed 1,200,000 shares of the Company's Common Stock. Furthermore, to the extent allowed under SEC Rule 16b-3 (exempting certain transactions by corporate insiders from Section 16 "short-swing" profit liability) and the terms of the Option Plan, the Option Plan permits the Board to amend options granted to Section 16 insiders without the need to obtain shareholder approval.

    PRICE AND EXERCISABILITY. Option agreements specify the number of shares covered thereby and the option exercise price, which shall not be less than the fair market value of the shares as of the date of grant of the option, which shall be equal to the closing price per share of the Company's Common Stock as quoted on Nasdaq on the date of grant. Options may be granted which are either
(i) exercisable over time, or (ii) immediately exercisable but subject to repurchase by the Company in a decreasing amount over time upon the employee's termination of employment. The Committees have the power to set the time within which each option may be exercisable or the events upon which all or a portion of each option shall be exercisable and the term of each option. Options granted under the Option Plan may be either incentive stock options as defined in
Section 422 of the Code, or nonqualified stock options. Unless otherwise specified by the Committees, shares subject to an option granted to an existing employee become exercisable at a rate of 2.08% per month for the first two years after the date of grant and at a rate of 4.17% per month for the third year after the date of grant. Unless otherwise specified by the Committees, shares subject to an option granted to a new employee become exercisable at a rate of 25% upon completion of the first year after the date of grant, at a rate of 2.08% per month for the second year, and at a rate of 4.17% per month for the third year.

    Options may be exercised by payment of the option price (i) in cash or cash equivalent, (ii) by tender to the Company of shares of the Company's Common Stock owned by the optionee having a value, as determined by the Board, not less than the exercise price, and which either have been owned by the optionee for more than six months or which were not acquired, directly or indirectly, from the Company, (iii) by the assignment of the proceeds of a sale of some or all of the shares being acquired upon the exercise of the option ("Same Day Sale"),
(iv) by the optionee's recourse promissory note, (v) by the withholding of shares being acquired upon exercise of the option having a value, as determined by the Board, not less than the exercise price, or (vi) by such other consideration and method of payment as the Board, in its sole discretion, may allow. The Board or Committees may restrict the forms of payment permitted in connection with any option grant. Any permitted promissory note shall be due and payable not more than five years after the option is granted, and interest shall be payable at least annually and be at least equal to the minimum interest rate necessary to avoid imputed interest under the Code. The Board has the authority to permit or require the optionee to secure any promissory note used to exercise an option with the shares of stock acquired on exercise of the option and/or with other collateral acceptable to the Company. Optionees may elect to have shares withheld upon exercise to satisfy tax withholding obligations.

    TRANSFER OF CONTROL. The following corporate transactions may be deemed a "Transfer of Control" of the Company, if, after such corporate transaction, the shareholders of the Company before the corporate transaction do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such corporate transaction or in which the Company is not the surviving corporation: (i) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company; (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiary corporations of the Company); or (iv) a liquidation or dissolution of the Company. Upon a Transfer of Control, if an employee is terminated within twelve months thereafter due to (i) constructive termination, or (ii) any reason other than termination for cause, the exercise period will be extended to twelve months from termination and he/she will be given credit for an additional twelve months of vesting.

    CHANGE IN CAPITALIZATION. In the event any change is made to the Common Stock issuable under the Option Plan by reason of any stock split, stock dividend, combination of shares or recapitalization, appropriate adjustment will be made to the share reserve of the Option Plan and the number of shares and price per share of the Common Stock subject to outstanding options.

    AMENDMENTS. The Committees have the authority, at any time and from time to time, with the consent of the affected optionees, to amend, terminate, or cancel any outstanding option. The Board of Directors may terminate or amend the Option Plan at any time, but, without the approval of the Company's shareholders, the Board of Directors may not amend the Option Plan to increase the number of shares available for grant, or to change the class of persons eligible to receive incentive stock options under the Option Plan. In addition, shareholder approval shall be sought for any amendment to the Option Plan, or option granted thereunder, for which the Board deems shareholder approval necessary in order to comply with Rule 16b-3 of the 34 Act. Unless subsequently modified, the Option Plan will terminate on December 17, 2004.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

    The following summary is intended only as a general guide as to the federal income tax consequences under current law of options granted pursuant to the Option Plan and does not attempt to describe all potential tax consequences.
Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. For example, special tax rules apply to affiliates of the Company, or if shares acquired on the exercise of the option are subject to repurchase rights in favor of the Company.

    INCENTIVE STOCK OPTIONS. Options designated as incentive stock options are intended to satisfy the requirements of the provisions of Section 422 of the Code. An optionee recognizes no taxable income as the result of the grant or exercise of such an option.

    For optionees who do not dispose of their shares within two years following the date the option was granted and within one year following the transfer of the shares acquired upon exercise of the option, the gain on sale of the shares (which is the difference between the sale price and the purchase price of the shares) will be taxed as capital gain. If an optionee disposes of shares within two years from the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the option exercise price and the fair market value of the shares on the date of exercise, or the option exercise price and the sale price, whichever is less, will be taxed as ordinary income at the time of disposition. Any additional gain and any loss upon the disqualifying disposition will constitute a capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. In the event of a Same Day Sale of the option, the difference between the option exercise price and sale price will be taxed as ordinary income. Any ordinary income recognized by the optionee upon a disqualifying disposition of stock should be deductible by the Company for federal income tax purposes.

    Any excess of the fair market value of the shares acquired on the exercise of an incentive stock option over the option exercise price is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Such excess is measured on the determination date (which is generally the date of exercise). Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares, and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

    NONQUALIFIED STOCK OPTIONS. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income on the excess of the fair market value on the date of exercise over the option exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as a capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than twelve months. In the event of a Same Day Sale of the option, the optionee recognizes ordinary income on the difference between the option exercise price and the sale price. No tax deduction is available to the Company with respect to the grant of the option or the sale of stock acquired upon exercise of the option. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the nonqualified stock option.

                                 PROPOSAL THREE
                                APPROVAL OF THE
                    1996 OUTSIDE DIRECTORS STOCK OPTION PLAN

    The Company's Restricted Stock Option Plan (the "Old Plan") will terminate March 1997. Thereafter, no further options may be granted under the Old Plan, although options previously granted will remain outstanding for the duration of their terms. An aggregate of 500,000 shares of the Company's Common Stock is currently reserved for issuance under the Old Plan. On December 20, 1995, subject to shareholder approval, the Company's Board of Directors adopted the 1996 Outside Directors Stock Option Plan (the "New Plan") and related stock option agreements, in contemplation of the Old Plan terminating March 1997. The Board of Directors believes that the ability to grant stock options is an important factor in attracting, motivating and retaining qualified non-employee directors essential to the success of the Company.

    The Board adopted the New Plan, subject to shareholder approval, in contemplation of using the shares remaining for grant in the Old Plan for options to be granted under the New Plan. As of February 1, 1996, there were 227,500 shares available for grant of options under the Old Plan. In light of historical usage and expected future grants, the Company expects that the current share reserve will be adequate to meet these foreseeable requirements during the next two years.

    The following summary of the New Plan is qualified in its entirety by the specific language of the New Plan, a copy of which will be made available to any shareholder upon written request.

            THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

SUMMARY OF DIRECTORS OPTION PLAN TERMS

    GENERAL. The 500,000 shares of the Company's Common Stock currently reserved for issuance under the Old Plan will be carried over to the New Plan, subject to reduction by (i) the number of shares issued pursuant to the exercise of options granted under the Old Plan, and (ii) the number of shares then subject to outstanding options granted under the Old Plan. The Old Plan will terminate upon approval of the New Plan by the Company's shareholders. The New Plan will continue until terminated by the Board, or until all of the shares reserved under the New Plan have been issued, whichever shall first occur.

    ELIGIBILITY. As in the Old Plan, only non-employee directors of the Company are eligible to receive options ("Outside Directors' Options") to purchase shares of the Company's Common Stock under the New Plan. All options granted under the New Plan shall be nonqualified stock options. On the date following the Company's annual meeting of shareholders, each non-employee director is automatically granted an Outside Directors' Option to purchase 10,000 shares. Upon joining the Board, a new non-employee director is granted an Outside Director's Option of 15,000 shares. However, in light of proposed amendments to Rule 16b-3 of the 34 Act, the New Plan also provides that, should Rule 16b-3 of the 34 Act be so amended, the Board may exercise its discretion with respect to the number of shares to be granted under any initial option or under the annual option. As of February 1, 1996, six non-employee directors were eligible to participate in the Old Plan. Unlike the Old Plan, consultants are not eligible to participate in the New Plan as they may be granted options pursuant to the Company's 1994 Stock Option Plan.

    VESTING AND CHANGE-IN-CONTROL OR CAPITALIZATION. The shares are exercisable and vest (i) 25% at the end of twelve months from the date of grant; (ii) 25% at the end of twenty-four months from the date of grant; and (iii) the remaining 50% at the end of thirty-six months from the date of grant. In the event of any merger, reorganization, or sale of substantially all of the Company's assets, in which there is a change-in-control of the Company, all Outside Directors' Option shares shall be immediately and fully vested. If a recipient becomes an employee of the Company, the shares shall continue to vest on the schedule listed above during the recipient's employment. Appropriate adjustments are made to any outstanding options in the event of a stock dividend, stock split, or other change in the capital structure of the Company.

    ADMINISTRATION. The New Plan is administered by the Board of Directors or a committee appointed by the Board of Directors. The closing market price for the Company's Common Stock as of February 1, 1996 was $34.25.

    AMENDMENTS. The Board may at any time amend or terminate the New Plan, except that shareholder approval is required to increase the number of shares authorized for issuance under the New Plan, or to expand the class of persons eligible to receive an Outside Director Option. In addition, the rights of a recipient of an Outside Director Option granted prior to any such action by the Board may not be impaired without such recipient's consent.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTORS OPTION PLAN

    The following summary is intended only as a general guide as to the federal income tax consequences under current law of options granted pursuant to the New Plan and does not attempt to describe all potential tax consequences. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable.

    Options granted pursuant to the New Plan are nonqualified stock options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income on the excess of the fair market value on the date of exercise over the option exercise price. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as a capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than twelve months. In the event of a Same Day Sale of the option, the optionee recognizes ordinary income on the difference between the option exercise price and the sale price. No tax deduction is available to the Company with respect to the grant of the option or the sale of stock acquired upon exercise of the option. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the nonqualified stock option. Generally, the recipients will be subject to the restrictions of Section 16(b) of the 34 Act.

    The following table shows the number of options granted under the Old Plan for the fiscal year ended December 1, 1995. There are no option grants to report from the date of Board approval of the New Plan to date under the Old Plan. As the number of non-employee director participants is subject to change, future grants under the New Plan are not determinable.

                               NEW PLAN BENEFITS

                                                                                                   NUMBER OF
                                                                                                  SECURITIES
                                                                                              UNDERLYING OPTIONS
                                                                                DOLLAR           GRANTED UNDER
                            NAME AND POSITION                                VALUE ($)(1)     DIRECTORS' OLD PLAN
-------------------------------------------------------------------------  -----------------  -------------------
John E. Warnock .........................................................         -0-                 -0-
  Chairman of the Board and Chief Executive Officer
Charles M. Geschke ......................................................         -0-                 -0-
  President and Director
William R. Hambrecht ....................................................    $     482,500            10,000
  Director
Robert Sedgewick ........................................................    $     482,500            10,000
  Director
William J. Spencer ......................................................    $     482,500            10,000
  Director
Delbert W. Yocam ........................................................    $     482,500            10,000
  Director
Paul Brainerd ...........................................................         -0-                 -0-
  Director
Gene P. Carter ..........................................................         -0-                 -0-
  Director
Stephen A. MacDonald ....................................................         -0-                 -0-
  Senior Vice President and Chief Operating Officer
David B. Pratt ..........................................................         -0-                 -0-
  Senior Vice President and Chief Operating Officer
M. Bruce Nakao ..........................................................         -0-                 -0-
  Senior Vice President, Finance and Administration, Chief Financial
  Officer
Executive Officer Group .................................................         -0-                 -0-
Non-Employee Director Group .............................................    $   1,930,000            40,000
Non-Executive Officer Employee Group ....................................         -0-                 -0-

--------------
(1) The dollar value is calculated assuming full vesting at an exercise price of $48.25, the closing price of the Company's Common Stock on April 6, 1995, the date the options were granted.

                                 PROPOSAL FOUR
                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has selected KPMG Peat Marwick LLP ("KPMG") as the independent public accountants for the Company for fiscal 1996, and recommends that the shareholders vote for ratification of such appointment. Shareholder ratification of the selection of KPMG as the Company's independent auditors is not required by the Company's By-Laws or otherwise. However, the Board is submitting the selection of KPMG for shareholder ratification as a matter of good corporate practice. KPMG has audited the Company's financial statements since 1983. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and be available to respond to appropriate questions.

            THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                 OTHER BUSINESS

    The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent in accordance with their judgment.

          SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

    Proposals of shareholders that are intended to be presented at the Company's 1997 Annual Meeting of Shareholders must be received by the Company not later than November 4, 1996 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Shareholders are also advised to review the Company's By-Laws, which contain additional requirements with respect to advance notice of shareholder proposals.

                                          By Order of the Board of Directors

                                          [Signature]

                                          Colleen M. Pouliot
                                          VICE PRESIDENT, GENERAL COUNSEL &
                                          SECRETARY

Mountain View, California
March 4, 1996

                         ADOBE SYSTEMS INCORPORATED

                 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John Warnock and Charles Geschke, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Adobe Systems Incorporated (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054 on Wednesday, April 10, 1996 at 1:30 p.m., local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

Whether or not you are able to attend the meeting, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

  A vote FOR the following proposals is recommended by the Board of Directors.
                (Continued and to be signed on reverse side)

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY ////

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1 through 5.

1. Election of the three (3) Class I directors proposed in the accompanying Proxy Statement to serve for a two-year term.

    (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below).

     Charles M. Geschke, William R. Hambrecht, Delbert W. Yocam


FOR all nominees listed below (except as marked to the contrary below)
                   /  /

WITHHOLD AUTHORITY to vote for all nominees listed below
                   /  /

2. Approval of an increase in the share                 For   Against Abstain
   reserve of the 1994 Stock Option Plan                / /     / /     / /
   by 3,600,000 shares.

3. Approval of the 1996 Outside Directors'              For   Against Abstain
   Stock Option Plan.                                   / /     / /     / /

4. Ratification of the appointment of                   For   Against Abstain
   KPMG Peat Marwick as the Company's                   / /     / /     / /
   independent public accountants for
   the next fiscal year.

5. Transacting of such other business                   For   Against Abstain
   as may properly come before the                      / /     / /     / /
   meeting or any adjournment thereof.

       Signature(s)   ____________________________________
                      ____________________________________
       Date           ______________________________, 1996
                          (Be sure to date your Proxy)

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased shareholder should give their full title. Please date the Proxy.